Exhibit 99

Contact:	Patrick Kane
(412) 553-7833

Equitable Resources Reports Second Quarter Earnings

PITTSBURGH, July 28, 2005/ PRNewswire-FirstCall/ — Equitable Resources Inc. (NYSE: EQT) today announced second quarter 2005 earnings per diluted share (EPS) of $1.04 compared with $2.06 reported in the second quarter 2004.  The reported $1.04 EPS includes the impact of several unusual items.  The Company recognized a $60.8 million gain on the sale of approximately 5.9 million shares of Kerr-McGee, an $11.1 million negative tax impact related to the American Jobs Creation Act, $7.3 million of office relocation costs, and a $6.7 million reserve reversal on international projects, as described below.

In the second quarter 2004, there were also several unusual items, most notably a $217.2 million gain recorded as a result of the Westport/Kerr-McGee merger, $40.2 million of impairment charges related to the Company’s international investments, and an $18.2 million charitable foundation contribution, all of which were detailed in Equitable’s earnings press release dated July 15, 2004.

Quarterly Results by Business

Equitable Utilities

Equitable Utilities had operating income for the second quarter of $5.7 million compared to $11.0 million reported for the same period last year.  Net operating revenues were $42.1 million compared to $44.8 million in 2004.

Total operating expenses for the quarter increased by $2.6 million from $33.8 million in 2004 to $36.4 million in 2005.  Expenses for the 2005 quarter included a $3.8 million charge related to the Company’s relocation into a new office, detailed below, and a $0.8 million charge for an enhanced severance program for employees whose jobs will be eliminated as a result of the implementation of a new automated meter reading process.  Increases in fringe benefit rates, insurance premiums, and other operating costs were more than offset by decreases of $3.7 million in the segment’s bad debt expense and $0.7 million in depreciation, depletion and amortization (DD&A) for the quarter.  Of the decrease in bad debt expense, $2 million was attributable to an above normal reserve rate in the second quarter 2004, with the balance the result of progress made on collections.

Equitable Supply

Equitable Supply’s operating income for the 2005 second quarter totaled $63.2 million, 20% higher than the $52.7 million earned in the same period last year.  Total operating revenues were $112.2 million, $19.7 million higher than the previous year’s total of $92.5 million.  Production revenues increased $15.1 million quarter over quarter to $89.7 million in 2005 from $74.6 million in 2004.  The increase was primarily due to increased sales volumes from the Eastern Seven Partners (ESP) acquisition earlier this year and a higher average well-head sales price.  Gathering revenues were $4.6 million higher at $22.5 million, compared with $17.9 million in 2004.  The increase in gathering revenue was primarily due to an increase in gathering rates, partially offset by a decrease in gathered volumes.

Total operating expenses for the 2005 second quarter totaled $49.0 million compared to $39.8 million in the 2004 second quarter, of which $4.1 million resulted from the costs of operating properties purchased from ESP.  Excluding the ESP costs, the increase in operating expenses was due to increases of $1.9 million in gathering expenses, $1.6 million in production taxes, $1.2 million in DD&A expense, and $1.0 million in selling, general and administrative expense, offset by a decrease of $0.6 million in lease operating expenses.

NORESCO

NORESCO’s net operating revenues decreased in the second quarter 2005 to $9.4 million, compared to $9.7 million in the second quarter 2004.  Operating income decreased from $3.5 million in the second quarter

2004 to $2.9 million in 2005.  NORESCO’s quarter-end backlog was $63 million, compared to $97 million a year earlier.

NORESCO continued to evaluate its future obligations associated with exiting the international market and as a result reduced these obligations by $6.7 million.  This reduction in obligations is primarily the result of bringing the Panamanian power plant into compliance with local noise restrictions without incurring costs that had been previously expected and the anticipated award of a replacement power sales agreement.

Other Business

Kerr-McGee Corp.

In the second quarter 2005, Equitable terminated forward transactions entered into in July 2004 with respect to an aggregate of 6.0 million shares of common stock of Kerr-McGee Corporation (KMG).  In connection with the termination, Equitable incurred termination costs of $95.8 million.  Also in the quarter, Equitable sold approximately 5.9 million KMG shares at an average price of $76.43 per share.  These transactions resulted in a net pre-tax gain of $60.8 million in the quarter.

Equitable recorded $0.1 million in KMG dividends in the quarter, $1.0 million less than the $1.1 million recorded in the first quarter.

Equitable currently owns approximately 1.1 million KMG shares which are held for sale.

Sale of Gas Properties

As previously disclosed, during the second quarter 2005, Equitable sold an estimated 66 Bcf of proved reserves, of which approximately 59 Bcf were developed, for $147 million.  The proceeds were reduced for $5 million of purchase price adjustments.  The Company did not record a gain or loss upon the closing of this sale.

Office Consolidation

In May 2005, the Company completed the relocation of its corporate headquarters and other operations to a newly constructed office building located at the North Shore in Pittsburgh.  In the second quarter 2005, the Company recognized a loss of $7.3 million on the early termination of operating leases and the impairment of assets related to the move, for a total year-to-date loss of $7.8 million.  Of the $7.3 million in losses in the second quarter, $3.8 million was related to the Utilities segment and $3.5 million was unallocated.

Executive Performance Incentive Programs

The Company has two Executive Performance Incentive Programs (EPIPs) linked to shareholder returns; one matures December 31, 2005, the other on December 31, 2008.    The programs are designed to align management’s long-term incentive compensation to the absolute and relative returns earned by the Company’s shareholders.  These programs have economic costs similar to stock option-based programs, but different accounting treatment.  Unlike stock options, the cost of the EPIPs is expensed during the program period, and the EPIPs do not have the long-term dilutive effect of stock options.  The expense of the program varies based in part on changes in Equitable’s stock price.  The significant stock appreciation in the second quarter resulted in EPIP expense of $11.5 million in the quarter and $14.6 million year-to-date.

Tax

During the second quarter of 2005, the Company completed its review of the American Jobs Creation Act of 2004 (the Jobs Act), which the President signed into law on October 22, 2004.  The Company has determined that amendment of certain executive compensation plans is likely before year end in order to comply with the Jobs Act.  The Company anticipates that such amendments will result in payment during a period when some of the compensation may not be deductible under Section 162(m) of the Internal Revenue

Code.  As a result, the Company recorded an $11.1 million valuation allowance against the deferred tax benefit associated with the affected compensation programs.

2005 Earnings Guidance

The Company is adjusting its 2005 EPS guidance to $3.90-$3.95 (pre-split) to reflect the effects of the Kerr-McGee transactions, the Section 162(m) tax impact, office consolidation expenses, and the international reserve adjustment.  The Company is also reiterating its Production sales volume forecast of 73 Bcfe.

Hedging

The approximate volumes and prices of Equitable’s hedges for the last six months of 2005 through 2007 are:

	2005**	2006	2007
Total Volume (Bcf)	30	59	56
Average Price per Mcf (NYMEX)*	$4.89	$4.77	$4.74

*    The above price is based on a conversion rate of 1.05 MMbtu/Mcf

**  July through December

Stock Split

On July 13, 2005, the Company’s Board of Directors approved a 2-for-1 stock split, subject to regulatory approval, payable September 1, 2005, to shareholders of record as of August 12, 2005.

Stock Buyback

The Company increased its share repurchase authorization by 3.2 million shares on a pre-split basis to 25.0 million shares on July 13, 2005.  During the quarter, Equitable Resources repurchased 560,100 shares of EQT stock.  The total number of shares repurchased since October 1998 is approximately 19.9 million.

Operating Income and Earnings from Nonconsolidated Investments

The Company reports operating income and earnings (losses) from nonconsolidated investments by segment in this press release.  Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the Company’s financial statements:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Operating income (thousands):
Equitable Utilities	$5,682	$11,040	$68,059	$67,000
Equitable Supply	63,170	52,726	128,523	114,256
NORESCO	2,891	3,467	6,596	7,253
Unallocated expenses	(15,393)	(20,076)	(15,927)	(21,825)
Operating Income	$56,350	$47,157	$187,251	$166,684

The following table reconciles earnings (losses) from nonconsolidated investments by segment as reported in this press release to the consolidated earnings (losses) from nonconsolidated investments reported in the Company’s financial statements:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Earnings (losses) from nonconsolidated investments (thousands):
Equitable Supply	$83	$137	$130	$280
NORESCO	6,696	(39,835)	7,874	(39,115)
Unallocated	25	41	67	79
Total	$6,804	$(39,657)	$8,071	$(38,756)

Other segment financial measures identified in this press release are reconciled to the most comparable financial measures calculated in accordance with GAAP on the attached operational and financial reports.

Equitable’s teleconference with securities analysts, which begins at 10:30 a.m. Eastern Time today, will be broadcast live via Equitable’s website, http://www.eqt.com and will be available for replay for a seven day period.

Equitable Resources is an integrated energy company, with emphasis on Appalachian area natural gas production supply, natural gas transmission and distribution, and leading-edge energy management services for customers throughout the United States.

Equitable Resources management speaks to investors from time to time.  Slides for these discussions will be available online on Equitable’s website.  The slides may be updated periodically.

Forward Looking Statements

Disclosures in this press release contain forward-looking statements.  Statements that do not relate strictly to historical or current facts are forward-looking.  Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding the Company’s drilling program, production volumes, and earnings.  A variety of factors could cause the Company’s actual results to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.  The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, the following:

•                  the impact of adverse weather conditions on the Company’s Distribution operations and well drilling program

•                  the volatility of commodity prices for natural gas and the effect of changing prices on the Company’s hedging and well drilling activities and the collections experience at the Company’s Distribution operations

•                  the need for, and availability and cost of, financing

•                  the implementation and execution of operational enhancements and cost control initiatives

•                  the effect of curtailments or other disruptions in production

•                  the substance, timing and availability of regulatory and legislative actions, initiatives and proceedings

•                  the Company’s success in implementing acquisition or divestiture activities

•                  the ability of the Company to develop, produce, gather, and market reserves, including its ability to substantially increase well drilling activity

•                  the inherent uncertainty of gas reserve estimates

•                  the ability of the Company to acquire and apply technology to its operations

•                  the impact of competitive factors, including consolidation in the utility industry

•                  the ability of the Company to maintain good working relations with its represented employees and to retain its key personnel

•                  changes in the market price of the common stock of EQT and its peer group, as well as Kerr-McGee Corporation

•                  changes in accounting rules or their interpretation, and

•                  other factors discussed in other reports filed by the Company from time to time.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)

(Thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Operating revenues	$269,031	$240,640	$708,798	$641,067
Cost of sales	105,363	93,582	322,656	291,178
Net operating revenues	163,668	147,058	386,142	349,889

Operating expenses:
Operation and maintenance	24,865	20,271	48,708	38,969
Production	15,026	11,389	29,196	21,476
Selling, general and administrative	36,735	46,631	66,337	79,383
Impairment charges	7,316	—	7,835	—
Depreciation, depletion and amortization	23,376	21,610	46,815	43,377
Total operating expenses	107,318	99,901	198,891	183,205

Operating income	56,350	47,157	187,251	166,684

Gain on sale of available-for-sale securities, net	60,819	3,024	60,819	3,024

Gain on exchange of Westport for Kerr-McGee shares	—	217,212	—	217,212

Charitable foundation contribution	—	(18,226)	—	(18,226)

Earnings (losses) from nonconsolidated investments:
International investments	6,688	(39,850)	7,847	(39,134)
Other	116	193	224	378
	6,804	(39,657)	8,071	(38,756)

Other income, net	57	576	1,195	576

Minority interest	(307)	(359)	(746)	(729)

Interest expense	11,468	11,503	25,433	23,762

Income before income taxes	112,255	198,224	231,157	306,023
Income taxes	47,936	67,397	90,432	105,126

Net income	$64,319	$130,827	$140,725	$200,897

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	60,736	62,019	60,736	62,137
Net income	$1.06	$2.11	$2.32	$3.23

Diluted:
Weighted average common shares outstanding	61,995	63,380	62,093	63,464
Net income	$1.04	$2.06	$2.27	$3.17

(A)                    Due to the seasonal nature of the Company’s natural gas distribution and energy marketing business, and the volatility of gas and oil commodity prices, the interim statements for the three and six month periods are not indicative of results for a full year.

EQUITABLE UTILITIES

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

OPERATIONAL DATA
Heating degree days (30-year average: Qtr- 705; YTD- 3,635)	597	520	3,431	3,445

Residential sales and transportation volume (MMcf)	3,173	3,716	15,546	16,796
Commercial and industrial volume (MMcf)	4,322	6,089	15,105	17,755
Total throughput (MMcf) - Distribution	7,495	9,805	30,651	34,551
Total throughput (Bbtu) - Pipeline	16,445	19,673	32,906	38,634

Net Revenues (thousands):
Distribution
Residential	$17,754	$18,404	$60,915	$63,370
Commercial & industrial	7,408	9,443	28,650	30,216
Other	2,128	1,721	4,517	3,285
Pipeline	10,498	11,109	26,964	27,127
Marketing	4,280	4,134	20,292	14,579
	$42,068	$44,811	$141,338	$138,577

Operating expenses as a % of net operating revenues	86.49%	75.36%	51.85%	51.65%

Operating income (thousands):
Distribution	$933	$3,174	$39,260	$41,093
Pipeline	835	3,660	9,254	12,315
Marketing	3,914	4,206	19,545	13,592
Total	$5,682	$11,040	$68,059	$67,000

Capital expenditures (thousands)	$11,786	$14,970	$21,573	$29,570

FINANCIAL DATA (Thousands)
Utility revenues	$73,632	$68,944	$290,214	$264,633
Marketing revenues	64,272	69,633	146,758	155,318
Total operating revenues	137,904	138,577	436,972	419,951

Utility purchased gas costs	35,844	28,267	169,168	140,635
Marketing purchased gas costs	59,992	65,499	126,466	140,739
Net operating revenues	42,068	44,811	141,338	138,577

Operating expenses:
Operating and maintenance	14,571	12,289	28,517	24,406
Selling, general and administrative	11,234	14,058	27,549	32,421
Impairment charges	3,841	—	3,841	—
Depreciation, depletion and amortization	6,740	7,424	13,372	14,750
Total operating expenses	36,386	33,771	73,279	71,577

Operating income	$5,682	$11,040	$68,059	$67,000

EQUITABLE SUPPLY

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

OPERATIONAL DATA

Capital expenditures (thousands)	$59,182	$29,329	$147,813	$50,382

Production:

Total sales volumes (MMcfe)	18,494	16,798	36,822	33,840
Average (well-head) sales price ($/Mcfe)	$4.77	$4.28	$4.76	$4.39

Company usage, line loss (MMcfe)	1,116	1,036	2,347	2,235

Natural gas inventory usage, net (MMcfe)	—	41	(51)	(71)

Natural gas and oil production (MMcfe)	19,610	17,875	39,118	36,004

Lease operating expense excluding production tax ($/Mcfe)	$0.33	$0.31	$0.33	$0.27
Production tax ($/Mcfe)	$0.44	$0.33	$0.42	$0.32
Production depletion ($/Mcfe)	$0.60	$0.54	$0.61	$0.54

Gathering:
Gathered volumes (MMcfe)	28,960	31,305	62,112	63,873
Average gathering fee ($/Mcfe)	$0.78	$0.57	$0.75	$0.59
Gathering and compression expense ($/Mcfe)	$0.36	$0.25	$0.33	$0.23
Gathering and compression depreciation ($/Mcfe)	$0.12	$0.10	$0.11	$0.10

(in thousands)
Production operating income	$58,154	$48,603	$115,437	$102,931
Gathering operating income	5,016	4,123	13,086	11,325
Total	$63,170	$52,726	$128,523	$114,256

Production depletion	$11,840	$9,619	$23,899	$19,441
Gathering and compression depreciation	3,401	3,255	6,725	6,607
Other depreciation, depletion and amortization	950	915	1,952	1,784
Total depreciation, depletion and amortization	$16,191	$13,789	$32,576	$27,832

FINANCIAL DATA (Thousands)
Production revenues	$89,712	$74,586	$178,816	$154,015
Gathering revenues	$22,497	$17,923	$46,668	$37,738
Total revenues	112,209	92,509	225,484	191,753

Operating expenses:
Lease operating expense excluding production taxes	6,481	5,577	12,716	9,831
Production taxes	8,545	5,812	16,480	11,645
Gathering and compression expense	10,301	7,982	20,197	14,569
Selling, general and administrative	7,521	6,623	14,473	13,620
Impairment charges	—	—	519	—
Depreciation, depletion and amortization	16,191	13,789	32,576	27,832
Total operating expenses	49,039	39,783	96,961	77,497

Operating income	$63,170	$52,726	$128,523	$114,256

Other income	$—	$576	$—	$576
Earnings from nonconsolidated investments	$83	$137	$130	$280

NORESCO

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

OPERATIONAL DATA
Revenue backlog, end of period (thousands)	$62,506	$97,163	$62,506	$97,163

Gross profit margin	24.2%	27.3%	25.0%	28.1%
SG&A as a % of revenue	16.1%	16.9%	15.8%	17.0%

Capital expenditures (thousands)	$74	$164	$291	$192

FINANCIAL DATA (Thousands)
Energy service contract revenues	$38,837	$35,700	$77,328	$69,626
Energy service contract costs	29,446	25,962	58,008	50,067
Net operating revenues (gross profit margin)	9,391	9,738	19,320	19,559

Operating expenses:
Selling, general and administrative expenses	6,243	6,021	12,218	11,805
Depreciation and amortization	257	250	506	501
Total operating expenses	6,500	6,271	12,724	12,306

Operating income	$2,891	$3,467	$6,596	$7,253

Earnings from nonconsolidated investments:
International investments	6,688	(39,850)	7,847	(39,134)
Other	8	15	27	19
Minority interest	(307)	(359)	(746)	(729)